Exhibit 10.1
SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is between HF Foods Group Inc., a Delaware corporation (the “Company”) and Cindy Yao (“Executive,” and together with the Company, collectively referred to as the “Parties”). This Agreement will become effective upon the “Effective Date,” as specified in Section 15(a) of this Agreement.
In consideration of the Executive’s execution and non-revocation of this Agreement in accordance with Section 15 below, and the mutual promises and commitments made in this Agreement, and intending to be legally bound, the Company and Executive agree to the terms set forth in this Agreement.
1.Term and Termination of Employment.
(a)Executive and the Company have mutually agreed that Executive’s employment with the Company will end on October 15, 2025 (the “Separation Date”) and that as of the Separation Date, Executive will cease to serve as the Chief Financial Officer and is deemed to have resigned from any and all positions she holds with the entities listed on Exhibit A.
(b)In consideration for Executive entering this Agreement, the Company agrees that in any Company press releases or statements to third parties, the Company will characterize Executive’s separation from the Company as a mutual decision.
(c)Following the Separation Date, the Company will provide Executive with Executive’s final paycheck, which will include all of Executive’s wages due through the Separation Date, and payment for any accrued but unused paid time off, if any, through the Separation Date, less applicable taxes and withholdings, in accordance with applicable law.
(d)Any equity granted to the Executive shall be governed by the terms and conditions of the applicable equity plan and equity grant agreement.
2.Severance Payment. Subject to (i) Executive signing and not revoking this Agreement, and (ii) complying with the obligations set forth in this Agreement (clauses (i) and (ii) collectively, the “Severance Payment Conditions”):
(a)the Company at its sole expense will provide Executive with an amount of severance equal to one-half of the Executive’s annual base salary of $375,000, paid out over a period of six (6) months following the Separation Date (the “Severance Period”) in equal bi-monthly installments of $15,625 in accordance with the Company’s standard payroll policies and procedures, subject to deduction for applicable withholding taxes. Executive agrees to timely notify the Company if she commences new employment during the Severance Period. Upon receipt of such notice, the Company shall, at its discretion, cease making severance payments to Executive, and Executive shall be required to repay the Company any severance amount paid by the Company during any period of new employment that overlaps with the Severance Period; and
(b)If the Executive is eligible for and timely elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the Separation Date, the Company will pay directly to the carrier in a timely manner the full amount of the COBRA premiums for continued coverage under the Company’s group health plan, including coverage for eligible dependents, until the earliest of (i) the expiration of the Severance Period, (ii) the expiration of eligibility for continuation coverage under COBRA, or (iii) the date on which Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment. Upon the conclusion of such period of COBRA premium payments made by the

Company, Executive will be solely responsible for payment of COBRA premiums for the duration of Executive’s eligible COBRA coverage period, if any.
Executive agrees to timely notify the Company if she becomes eligible for health insurance coverage in connection with new employment, and agrees to repay to the Company any COBRA premium paid on her behalf pursuant to this Section 2(b) as a result of a failure by Executive to timely provide such notice.
3.General Release. When used in this Agreement, the term “Company Parties” means the Company and its predecessors, successors, parents, subsidiaries, and benefit plans, its other entities, and its insurers, and its and their trustees, officers, managers, partners, supervisors, employees, attorneys, members, agents, board members and consultants (in their official, individual and all other capacities), and the predecessors, successors and assigns of any and all of them (including, without limitation, the Company), and all persons or entities, whether known or unknown, acting by, with, for, through, under, or in concert with any of them. When used in this Agreement, the word “Executive Parties” means Executive and Executive’s heirs, spouse, executors, administrators, and assigns.
In consideration of the promises of the Company set forth in this Agreement, including the payments and benefits provided pursuant to Section 2, which are in excess of the compensation to which Executive is otherwise entitled, and intending to be legally bound, Executive Parties hereby irrevocably release and forever discharge all Company Parties from any and all causes of action, civil actions, claims for any and all losses, awards, and all forms of relief (including, but not limited to, legal, equitable and declaratory relief), claims for damages (including, but not limited to, damages for personal injury, emotional distress or harm, harm to reputation, loss of enjoyment of life, compensatory damages, exemplary damages, liquidated damages and punitive damages), claims for costs or expenses (including, but not limited to, costs or expenses connected with any administrative charge or complaint, or litigation), claims for fees (including, but not limited to, attorneys’ fees and experts’ fees), claims for, or rights to, personal relief, awards or recovery in connection with, or as a result of, any lawsuit, civil action, government action or proceeding, brought or initiated by any person or entity, public or private, including, but not limited to, the Equal Employment Opportunity Commission, and complaints, contracts, obligations, liabilities, promises, and claims of every other kind, whether known or unknown, that Executive Parties (on behalf of Executive, on behalf of Executive’s heirs, spouse, executors, administrators and assigns, and on behalf of any other person or entity) ever had, now have, or may have against, or pertaining to, any or all of the Company Parties, based on, relating to, involving, or arising from any cause, decision, event, matter, omission, statement or any other thing, existing or occurring at any time up to and including the time when Executive signs this Agreement (all of which are sometimes referred to collectively in this Agreement as the “Executive Claims”), including, without limitation, all claims arising out of or relating to Executive’s employment with and/or separation from the Company. Executive Parties are not waiving or releasing any rights or claims that may arise after this Agreement is executed by Executive.
Executive understands and agrees that the Executive Claims released in this Section 3 of this Agreement include, but are not limited to: (i) any and all Executive Claims based on any law, statute, or constitution, or based on contract, or in tort, or based on common law; (ii) any and all Executive Claims based on or arising under any civil rights laws, labor laws, or employment laws, such as Title VII of the Civil Rights Act of 1964, Section 1981 of U.S.C., the Americans With Disabilities Act of 1990, the ADA Amendments Act of 2008, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, the Equal Pay Act, the Employee Retirement Income Security Act (regarding unvested benefits and including, but not limited to, claims for breach of fiduciary duty under ERISA), the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act, the Lilly Ledbetter Fair Pay Act of 2009 (including, without limitation, any and all amendments of such laws and all regulations issued pursuant to any such laws), any state, local, or common law that is applicable, including, Nevada Fair Employment Practices Act (including age and sexual harassment claims, claims related to false pretenses, blacklisting, grafting, kickbacks, or lie detectors), Nevada Paid Leave Law, Waivable claims under Nev. Rev. Stat. Ann. § 608.250, Nev. Rev. Stat. Ann. § 613.010, Nev. Rev. Stat. Ann. § 613.210, Nev. Rev. Stat. Ann. § 613.110, Nev. Rev. Stat. Ann. § 613.120, Nev. Rev. Stat. §§ 613.440–613.510 or any common law, as well as any and all wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs; (iii) any and all Executive Claims under any grievance or complaint procedure of any kind; (iv) any and all Executive Claims based on or arising out of or related to Executive’s recruitment by, employment with, the conclusion of Executive’s employment with, Executive’s performance of any services in any capacity for, or any business transaction with, any or all of the Company Parties; (v) any and all Executive Claims for a personal relief, awards or recovery based on any actions taken by any government entity including, but not limited to, any administrative agency, department or commission, as well as any actions taken by any person or other entity; (vi) any and all Executive Claims pursuant to 42 U.S.C. section 1395y(b)(3)(A); (vii) any and all Executive Claims for any and all Releasors’ attorneys’ fees, costs or expenses relating to this Agreement; and (viii) any and all Executive Claims that any and all Executive Parties do not know to exist or do not suspect to exist in any and all Executive Parties’ favor or potentially in any and all Executive Parties’ favor, as well as Executive Claims known to exist or suspected to exist by any and all Executive Parties. Executive understands and agrees that the release of Executive Claims in this Section 3 is a general release and is to be interpreted and/or applied broadly in favor of the Company and the other Company Parties.
Executive agrees and covenants not to sue the Company with respect to matters that have been released by this Agreement, subject to this Section 3 and as otherwise required by law. Nothing herein waives any rights of Executive to pursue claims against the Company for the Company’s breach of any terms and conditions of this Agreement. Executive understands and agrees that nothing in this Agreement restricts or prohibits any Executive Party from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Executive understands and agrees that she and any Executive Parties are waiving any right to receive any individual monetary relief from the Company or any others covered by the Release contained in this Section 3 resulting from such claims or conduct, regardless of whether Executive or another party has filed them, and in the event Executive obtains such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.
4.Executive Claims Not Waived. Notwithstanding anything in this Agreement to the contrary, Executive is not waiving or releasing: (i) any rights to vested accrued benefits under the Company’s employee benefit plans; (ii) any rights to defense and indemnification (as described in Section 5 below) and under directors and officers insurance with respect to her service as an employee or officer of the Company; (iii) claims arising after the date on which Executive signs this Agreement; (iv) claims that are not otherwise waivable under applicable law; and (v) rights or claims related to enforcement of this Agreement.

5.Indemnification. The Company acknowledges and agrees that Executive remains eligible for indemnification as set forth in any indemnification policies or plans of the Company applicable to Executive.
6.Return of Documents. Executive agrees to turn over all of her Company records and other information on the Effective Date.
7.Cooperation. Except as expressly permitted or required by this Agreement or by law, Executive agrees that, following the Effective Date, Executive will fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which Executive was involved (or alleged to have been involved) while employed with the Company or of which Executive has knowledge by virtue of Executive’s employment with the Company (collectively, “Proceedings”); provided that, the obligations in this Section will in no way require Executive to cooperate in any such Proceedings that involve claims against Executive individually, in the reasonable good faith judgment of the Company Board of Directors, that are or may likely be clearly inconsistent with the position of the Company, or that could subject Executive to civil or criminal liability. When requesting Executive’s cooperation under this Section, the Company will reasonably take into consideration Executive’s personal and business commitments, will give the Executive as much advance notice as reasonably possible, and ask that Executive be available at such time or times, and at such location or locations, as are reasonably convenient and agreeable to the Company and Executive. Upon submission of appropriate documentation, Executive will be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation. If for any reason the Executive or the Company determines that a conflict of interest may exist between Executive and the Company in providing such cooperation, the Parties agree that Executive may obtain her own separate legal counsel of her choice to meet her obligations under this Section.
8.Non-Disparagement. Executive and the Company agree and covenant that the Parties will not, at any time, make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements about the other Party. The Parties further agree that their public filings and statements will reflect the understanding between the Parties that Executive’s separation was a mutual decision and did not result from any disagreement or difference of opinion between the Parties with respect to the Company’s internal controls, financial statements, audit scope limitations, audit reports, management representations or otherwise connected in any way with its financial controls or audit procedures.
9.Non-Waiver. The failure to enforce any right arising under this Agreement or any other agreement on one or more occasions will not operate as a waiver of that right under this Agreement or any other agreement on any other occasion, or of any other right on that occasion or any other occasion.
10.No Admissions. Neither the offer of this Agreement, nor this Agreement itself, nor any of its terms, is an admission, or will be construed to be an admission, of any wrongdoing or liability by each or any of the Company Parties, or by Executive.
11.Severability. All parts of this Agreement are severable. If any part of this Agreement or the application of any part of this Agreement to any person, to any circumstance, or to any Executive Claims is determined by any court with jurisdiction to be unlawful, unenforceable, invalid, void or voidable to any extent for any reason, (i) the application of such part of this Agreement to any other person, to any other circumstance, or to any other Executive Claims or Company claims will not be affected, and (ii) all other parts of this Agreement will remain in full force and will be enforceable to the fullest and greatest extent permitted by law. If any court of competent jurisdiction determines that any part of this Agreement is unlawful, invalid, unenforceable, void or voidable, the court may reform such part of this Agreement to limits that it finds to be lawful, valid and enforceable.

12.Choice of Law. This Agreement will, in all respects, be governed by and interpreted under and in accordance with the laws of the state of Nevada (excluding any conflict of law rule or principle), or any applicable federal law.
13.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.
14.Entire Agreement; Amendment. This Agreement constitutes a complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement, including the offer of employment from the Company to the Executive dated April 19, 2024, except as specifically stated otherwise herein. Except as provided in this Agreement, the Company will have no further obligations as to the Executive. This Agreement may only be amended with a written agreement signed by both Parties.
15.Effective Date. Execution, Review, and Revocation.
(a)Effective Date. This Agreement will become effective and enforceable upon the expiration of the seven (7) day revocation period provided in Section 15(b) below (“Effective Date”). If Executive fails to execute this Agreement within twenty-one (21) days after receipt, then this Agreement, including but not limited to the obligation of the Company to provide the consideration in Section 2, will be deemed automatically null and void.
(b)Execution, Review, and Revocation. Executive is advised, and acknowledges that Executive has been advised, to consult with, and has consulted with, an attorney before signing this Agreement.
Executive acknowledges and agrees that she has been given twenty-one (21) days to review this Agreement (“Signature Review Period”).
Executive acknowledges and agrees that the Company has provided her with the Signature Review Period so she can consider the terms and conditions of this Agreement. The signed Agreement must be returned to: Felix Lin, CEO, [***], with a copy to Christine Chang, GC and CCO, [***]. The date this Agreement is returned to the Company pursuant to this Section 15(b) is referred to as a “Submission Date.”
Executive acknowledges and agrees that this Agreement will not be effective or enforceable until eight (8) days following the date she provides her Signature and that it may be revoked by Executive within the seven (7) day period following the Signature by delivering a signed revocation notice to Felix Lin, CEO, [***], with a copy to Christine Chang, GC and CCO, [***], so that it is postmarked no later than seven (7) days after the Submission Date. If Executive timely revokes this Agreement after the date she provides her Signature, the Agreement will be null and void in its entirety.
Executive acknowledges and agrees that she may sign the Agreement prior to the end of the Signature Review Period.
Executive acknowledges and agrees that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day review period provided for above.
Executive acknowledges and agrees that she is signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms.
Executive acknowledges and agrees that this Agreement was given to Executive October 15 2025.
16.Section 409A. This Agreement is intended to comply with the requirements of section 409A of the Code or an exception and will be administered accordingly. However, the Company makes no assurances as to compliance with section 409A. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A or an applicable exemption. Payments to be made upon a conclusion of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A, each payment will be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of a payment.
[Signature Page Follows]

WITNESS the following signatures.

HF Foods Group Inc.
/s/ Christine Chang
By:	Christine Chang, General Counsel & Chief Compliance Officer
Date:	10/30/2025

The undersigned has read and understands this Agreement and knowingly and voluntarily enters into this Agreement.

SIGNATURE:

SIGNED IN AGREEMENT:

Cindy Yao

/s/ Cindy Yao
Date: October 29, 2025

Exhibit A

HF FOODS GROUP INC. SUBSIDIARIES

273 Fifth Avenue, L.L.C
A & Kie, LLC
American Fortune Foods Inc.
Asahi Food, Inc.
B & B Trucking Services, Inc.
B & L Trading, LLC
B & R Realty, LLC
B&R Global Holdings, Inc.
B&R Group Logistics Holding LLC
B&R Global Services LLC
Big Sea Realty, LLC
Capital Trading, LLC
ChineseTG, Inc.
Fortune Liberty, LLC
Fujian Hefeng Enterprise Management Co., Ltd 福建合丰企业管理有限公司
Genstar Realty, LLC
GM Food Supplies, Inc.
Great Wall Seafood IL, L.L.C.
Great Wall Seafood LA, LLC
Great Wall Seafood TX, L.L.C.
Great Wall Seafood VA, L.L.C. DBA Sealand Foods
Han Feng, Inc.
Hayward Trucking, Inc.
HF Charlotte, LLC
HF Atlanta, LLC
HF Group Holding Corporation
HG Realty, LLC
Kirnland Food Distribution, Inc.
KYL Group, Inc.
Lenfa Food, LLC
Lin's Farms, LLC
Lucky Realty, LLC
Min Food Inc.
Monterey Food Service, LLC
Morning First Delivery, Inc.
Mountain Food, LLC
Murray Properties, LLC
New Southern Food Distributors, Inc.
Ocean West Food Services, LLC
R & C Trading L.L.C.
R & N Charlotte, L.L.C.
R & N Holdings, LLC
Rongcheng Trading, LLC
Royal Service Inc.
Sunflower 2.0, LLC
T&G Group, LLC
Win Woo Trading, LLC